Exhibit 16.1

March 10, 2011

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:    Soupman, Inc.
          File No.:  005-85426

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 10, 2011 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the other accountants.

/s/MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas